Exhibit 99.1

NEWS RELEASE	September 20, 2010
OTC:BB WSHE	For Immediate Release

E-DEBIT GLOBAL CORPORATION ANNOUNCES IT HAS RETAINED THE SERVICES OF NATIONAL INVESTOR RELATIONS FIRM

Calgary, Alberta – E-Debit Global Corporation (“E-Debit”) announced today that the Company has retained the services of a national Investor Relations Firm headed up by Mr. Tony Tsigonias of Open Waters Investment Group Inc. to co-ordinate and manage E-Debit’s Investor Relations and Promotion programs.

Management’s Commentary:

“Identified as an integral part of E-Debits reorganization as E-Debit Global Corporation (previously Westsphere Asset Corporation, Inc.) the management and Board of E-Debit view the promotion of E-Debit and its subsidiaries to the public to be of the highest priority.  We are pleased that Mr. Tsigonias’ and his group has agreed to assist the Company in planning, developing and implementing investor and public relations programs designed to make the investing public knowledgeable about the benefits of stock ownership in E-Debit.” said Douglas Mac Donald, E-Debit’s President and Chief Executive Officer.

Additional Information:

Additional Information about E-Debit and the E-Debit’s operating subsidiaries, the Company’s Annual Filings and other public filings including the terms and conditions of the captionally noted Investor Relations Consulting Agreement are available on the SEC website and on E-Debit’s website (www.edebitglobal.com)

About E-Debit Global Corporation
E-Debit Global Corporation (OTC:BB WSHE) is a consolidated holding company with its subsidiary holdings currently conducting business operations nationally across Canada.

Centered on its financial processing “Switch” through its full participation as an acquirer member of the Canadian Interac Network, E-Debit through its wholly owned subsidiary Westsphere Systems Inc. is fully vertically integrated combining its switching operations with its management and ownership of a national Automated Bank Machine (ABM) and Point of Sale (POS) estate.

Financial Profile:

•	CAPITALIZATION: 75,000,000 COMMON SHARES WITH NO PAR VALUE

•	SHARES ISSUED: (on date of this issuance) Common – 13,486,884

•	: Voting Preferred – 14,171,180

•	For further details, please refer to WSHE website (www.edebitglobal.com)

•	OTCBB Symbol - WSHE

•	Transfer Agent: Holladay Stock Transfer Inc.

•	2939 North 67th Place

•	Scottsdale, Arizona 85251

DISCLAIMER
Forward-Looking Statements: This news release contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.

#12 – 3620 – 3620 , 29th Street N.E.
Calgary, Alberta Canada
T1Y 5Z8